Interim Consolidated Financial Statements

September 30, 2008

(Unaudited)

GENOIL INC.

Index to Interim Consolidated Financial Statements

Three and nine months ended September 30, 2008

Page
FINANCIAL STATEMENTS
Interim Consolidated Balance Sheets	1
Interim Consolidated Statements of Loss and Deficit	2
Interim Consolidated Statements of Cash Flows	3
Notes to Interim Consolidated Financial Statements	4 - 13

Responsibility for Financial Statements

The interim consolidated financial statements of Genoil Inc. have been prepared by and are the responsibility of the Company's management. They include the selection of appropriate accounting principles, judgments and estimates necessary to comply with Canadian generally accepted accounting principles.

The auditors of Genoil Inc. have not performed a review of these unaudited interim consolidated financial statements.

Interim Consolidated Balance Sheets September 30, 2008 and December 31, 2007 (Unaudited)

	C$	C$
	September	December
	(Unaudited)	(Audited)
	2008	2007

ASSETS
CURRENT
Cash and cash equivalents	$ 724,487	$ 151,686
Receivables	19,645	83,886
Prepaid expenses and deposits	167,570	194,601

	911,702	430,173
PROPERTY, PLANT AND EQUIPMENT	2,261,523	2,484,100
INTANGIBLE ASSETS	2,150,820	2,325,383

	$ 5,324,045	$ 5,239,656

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$ 818,249	$ 1,399,066
Due to related parties (Note 3)	11,688	98,527
Convertible Notes - current portion (Note 4)	1,227,356	1,120,823

	2,057,293	2,618,416
CONVERTIBLE NOTES (Note 4)	151,052	138,611

	2,208,345	2,757,027

SHAREHOLDERS' EQUITY
Share capital (Note 5)	51,081,571	45,676,239
Contributed surplus (Note 6)	13,762,079	11,928,443
Accumulated deficit	(61,727,950)	(55,122,053)

	3,115,700	2,482,629

	$ 5,324,045	$ 5,239,656

SUBSEQUENT EVENTS (Note 10)
GOING CONCERN (Note 2)

APPROVED BY THE BOARD /signed/ D.K. Lifschultz__ D.K. Lifschultz - Director /signed/ T. Bugg _____T. Bugg - Director See notes to consolidated financial statements

GENOIL INC.

Interim Consolidated Statements of Loss and Deficit

Three and nine months ended September 30

(Unaudited)

	C$	C$	C$	C$
	Quarter 3	Quarter 3	Year to date	Year to date
	2008	2007	2008	2007

REVENUES	$ -	$ -	$ 36,109	$ -

EXPENSES
Administrative expenses	830,569	1,052,317	2,968,420	3,540,622
Stock-based compensation	987,291	468,433	2,684,064	3,253,270
Amortization	124,028	130,349	371,293	387,626
Accretion (Note 4)	4,147	62,582	12,441	294,845
Development expenses	24,044	261,982	354,612	331,379
Interest	46,969	39,121	263,008	233,251
Foreign exchange gain/loss	(46,184)	7,676	(46,889)	16,028

LOSS FROM
OPERATIONS	1,970,864	2,022,460	6,606,949	8,057,021

OTHER INCOME	2,271	12,936	4,888	22,969

LOSS BEFORE OTHER
EXPENSES	(1,968,593)	(2,009,524)	(6,565,952)	(8,034,052)

OTHER EXPENSES
Accounts payable written off	-	-	-	(128,498)
Impairment of assets (Note 9)	39,945	-	39,945	249,024

	39,945	-	39,945	120,526

NET LOSS	(2,008,538)	(2,009,524)	(6,605,897)	(8,154,578)

DEFICIT - BEGINNING OF PERIOD	(59,719,412)	(49,924,544)	(55,122,053)	(43,779,490)

DEFICIT - END OF PERIOD	$ (61,727,950)	$ (51,934,068)	$ (61,727,950)	$ (51,934,068)

Loss per share	$ (0.01)	$ (0.03)	$ (0.01)	$ (0.04)

See notes to consolidated financial statements

GENOIL INC. Interim Consolidated Statements of Cash Flows Three and nine months ended September 30 (Unaudited)

	C$	C$	C$	C$
	Quarter 3	Quarter 3	Year to date	Year to date
	2008	2007	2008	2007

OPERATING ACTIVITIES
Net loss	$ (2,008,538)	$ (2,009,524)	$ (6,605,897)	$ (8,154,578)
Items not affecting cash:
Amortization	124,028	130,349	371,293	387,626
Accrued interest	37,123	32,893	106,532	214,205
Impairment of assets	39,945	-	39,945	249,024
Directors fees non cash	-	-	-	223,000
Accretion convertible notes	4,147	62,582	12,441	294,844
Stock-based compensation	987,291	468,434	2,684,064	3,253,270

	(816,004)	(1,315,266)	(3,391,622)	(3,532,609)

Changes in non-cash working capital:
Receivables	(4,605)	4,329	64,241	(7,550)
Accounts payable and
accrued liabilities	(151,277)	20,157	(580,818)	48,337
Prepaid expenses and
deposits	(43,371)	(131,809)	27,032	(91,753)
Due to Investors	(681,069)	-	-	-

	(880,322)	(107,323)	(489,545)	(50,966)

Used by operating activities	(1,696,326)	(1,422,589)	(3,881,167)	(3,583,575)

INVESTING ACTIVITY
Purchase of equipment	-	(15,899)	(14,098)	(84,508)

Used by investing activity	-	(15,899)	(14,098)	(84,508)

FINANCING ACTIVITIES
Advances to related parties	(733,799)	(388,672)	(86,839)	-
Shares issued	2,569,487	730,447	4,554,905	3,060,134

From financing activities	1,835,688	341,775	4,468,066	3,060,134

INCREASE (DECREASE) IN
CASH FLOW	139,362	(1,096,713)	572,801	(607,949)

Cash - beginning of period	585,125	1,923,435	151,687	1,434,671

CASH - END OF PERIOD	$ 724,487	$ 826,722	$ 724,488	$ 826,722

CASH FLOWS SUPPLEMENTARY INFORMATION
Interest paid	$ 9,098	$ 6,228	$ 20,573	$ 19,046

Income taxes paid	$ -	$ -	$ -	$ -

See notes to consolidated financial statements

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30 (Unaudited)

1. INTERIM FINANCIAL STATEMENTS

These interim financial statements follow the same accounting policies and methods in their application as the most recent annual consolidated financial statements.

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the applicable Canadian Securities Commissions and
Regulatory Authorities. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments which, in the opinion of management, are necessary for fair presentation of the information therein. These statements should be read in conjunction with the audited financial statements of the Company for the years ended December 31, 2007 and 2006.

Results of operations for the interim periods are not indicative of annual results.

2. NATURE OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act. The
Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialisation of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future.
As at September 30, 2008, the Company had incurred accumulated losses of $61,727,950 (Dec 31,
2007 - $55,122,053) since inception.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its upgrader technology, and obtaining the necessary financing in order to develop this technology further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30 (Unaudited)

3.	DUE TO RELATED PARTIES
		2008	2007

	Related party balance	$ 11,688	$ 98,527

The balance is due to the Chairman and CEO of the Company under a $5 million funding agreement with the Company. The loan carries interest at 12% per annum and in addition, 1,200,000 warrants were issued to him. Most of the balance of the loan was repaid on July 9, 2008 by issuing common
4,506,130 shares and 1,126,532 warrants during a private placement. See note 5

4.	CONVERTIBLE NOTES

		Series A	Series B	Series C	Series D	Total

	Gros s amount received	$ 5,638,220	$ 750,000	$ 750,000	$ 968,825	$ 8,107,045
	Value of warrants and conversion opt	(3,822,864)	(25,819)	(26,738)	(51,036)	(3,926,457)

	Fair value of repayment obligation	$ 1,815,356	$ 724,181	$ 723,262	$ 917,789	$ 4,180,588

	2006
	Beginning balance	$ 2,033,199	$ 735,135	$ 723,262	$ -	$ 3,491,596
	New issuances	-	-	-	917,789	917,789
	Accretion	420,622	14,865	26,738	25,173	487,398
	Interest accrued	-	-	-	27,773	27,773
	Conversions	(296,316)	(750,000)	(750,000)	-	(1,796,316)

	Ending balance	$ 2,157,505	$ -	$ -	$ 970,735	$ 3,128,240

	2007
	Accretion	301,611	-	-	25,863	327,474
	Interest accrued	-	-	-	124,226	124,226
	Conversion to common shares	(132,679)				(132,679)
	Conversion to preferred shares	(2,187,826)	-	-	-	(2,187,826)

	Ending balance	$ 138,611	$ -	$ -	$ 1,120,824	$ 1,259,435

	2008
	Accretion	12,441	-	-	-	12,441
	Interest accrued	-	-	-	106,532	106,532

	Ending balance	$ 151,052	$ -	$ -	$ 1,227,356	$ 1,378,408

							(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30

(Unaudited)

4. CONVERTIBLE NOTES (continued)

Series A
On December 23, 2004, the Company issued $5,638,220 non-interest bearing convertible notes.
These convertible notes are due on December 23, 2014. The noteholders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the notes may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible notes may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-
free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt
During the year ended December 31, 2007, the Company recorded accretion expense of $301,611
(2006 - $420,622, 2005 - $217,843)..

During 2006, notes with a face value of $296,316 were converted into common shares of the company at a price of $0.44 per share and 673,445 shares were issued.

A director and officer of the Company and an entity associated with the officer and director subscribed for $306,425 of the convertible notes issued effective December 23, 2004 and was assigned 174,106 share purchase warrants.

During 2007, notes with a face value of $132,679 were converted into common shares of the company at a price of $0.44 per share and 301,543 shares were issued.

On November 15, 2007, at the request of a large note holder, notes with a face value of $4,902,800
(and related discounts of $2,714,970) were converted into 2,785,681 Class "A" preferred shares of the Company. The preferred shares are convertible into 11,142,724 common shares - being the same number of common shares the convertible notes would have been convertible into. Per EIC-
96, "Accounting for the early extinghishment of convertible securities through (1) early redemption or repurchase and (2) induced early converstion", the preferred shares were valued using the market price ($0.61) of the common shares on date of conversion. This consideration transferred (i.e. the value of the preferred shares) to settle the Series A convertible notes was allocated to the carrying value of the debt and conversion option element on the same basis as was used to allocate the original debt proceeds. The fair value of the debt portion was calculated by discounting at face value of 16%, the estimated market rate for the Company. This resulted in a loss of $176,450 on the debt element being recorded, while contibuted surplus was reduced by $4,432,786, being the consideration allocated to the conversion option. Had we used a market rate of 18%, a gain of
$94,312 would have been recorded.

(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30

(Unaudited)

4. CONVERTIBLE NOTES (continued)

Series B
On October 24, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on April 6, 2006 and had an interest rate of 12% per annum. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $724,181 on the date the agreement was signed. The residual portion of the proceeds of $25,819 was allocated to the conversion option and was recorded as debt discount with the corresponding charge to contributed surplus. During the year ended December 31, 2006, the Company recorded accretion expense of $14,865 (2005 -
$10,954).

During 2006, the holder converted the entire principal of $750,000 and interest of $26,250 on the note into common shares of the company at a price of $0.44 per share and received 1,764,204 shares.

Series C
On December 23, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on June 24, 2006 and had an interest rate of 12% per annum. The noteholder also received 426,000 warrants entitling him to purchase the same number of shares at a price of $0.85 per share at any time prior to July 24, 2006.
At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $723,262 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 77%; risk-free rate of 3.8%; and expected life of 0.5 years, resulting in a fair value of $1,150. The residual portion of the proceeds of $25,588 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and were accreted over the term of the debt. During the year ended December 31, 2006, the Company recorded accretion expense of $26,738 (2005 - $NIL) to its fair value

During 2006, the holder converted the entire principal of $750,000 and interest of $42,000 on the note into common shares of the Company at a price of $0.44 per share and received 1,800,000 shares.

(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30

(Unaudited)

4. CONVERTIBLE NOTES (continued)

Series D
On October 6, 2006, the Company issued $968,825 convertible notes to entities controlled by a director and officer of the Company in settlement of debt owed them. These convertible notes are due on April 6, 2007 and have an interest rate of 12% per annum. The noteholders also received
322,941 warrants entitling them to purchase the same number of shares at a price of $0.98 per share at any time prior to April 6, 2007. At the holder’s option, the notes may be converted to common shares of the Company at a rate of $0.75 per share at any time prior to maturity. The convertible notes may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 24%, was estimated to be $917,789 on the date the agreement was signed. The residual amount, being $51,036, was allocated to the fair value of the warrants and no value was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 86%; risk-free rate of 4.37%; and expected life of 0.5 years. During the year ended December 31, 2007, the
Company recorded accretion expense of $25,862 (2006 - $25,173).

On April 6, 2007, the maturity date of convertible notes with a face value of $670,785 and the expiry date of 253,595 attached warrants was extended by six months to October 6, 2007. On that date, the notes and attached warrants were again extended by six months. All other terms and conditions attached to the notes remained unchanged. The maturity date of these convertible notes and attached warrants has again been extended to October 6, 2008.

Per EIC-88, "Debtor's Accounting for a Modification or Exchange of Debt Instruments" the extension of the notes at April 6 and October 6 was considered a modification of the debt. The fair value of the repayment obligation, being the present value of the future principal and interest payments at each modification date using a discount factor of 16% was estimated to approximate the face value of the notes at each date. No amount was allocated to the conversion option.

The extension of the attached warrants at April 6 and October 6, 2007 and April 6, 2008 was
considered pursuant to the requirements of S3870.55 of the CICA Handbook. The aggregate incremental value of the warrants at both extension dates, in the amount of $25,484 for 2007 and
$3,155 for 2008, was expensed as additional interest expense. The fair value of the warrants at each modification date was estimated using the Black-Sholes option-pricing model with the following assumptions: zero dividend yield; expected life of 0.5 years; expected volatility of 76% and risk free rate of 4.19% and 4.35% respectively.

The balance of the notes, with a face value of $208,040 and accrued interest of $32,640 are now callable. The attached 69,346 warrants have expired. The Company has entered into a one year funding agreement that would provide the required capital, should this portion of the debt be called.

See subsequent event note 10

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30

(Unaudited)

5. SHARE CAPITAL Issued and outstanding common shares:

	Number	Amount
2006
Balance, beginning of year	196,051,227	$ 21,665,406
Private placement (1)	4,863,218	3,425,270
Shares for debt	456,807	269,858
Stock options exercised	10,314,101	2,899,991
Warrants exercised	2,631,602	598,904
Conversion of notes	4,237,649	1,864,566
Repurchase of royalty agreement	4,500,000	4,230,000
Share issue expenses		(144,766)

Balance, end of year	223,054,604	$ 34,809,229

2007
Private placement (2)	5,130,382	2,399,621
Shares for debt	768,565	364,939
Stock options exercised	3,657,663	1,400,699
Conversion of notes	301,543	132,679
Share issue expenses		(227,990)

Balance, end of year	232,912,757	$ 38,879,177

2008
Private placement (5 & 6)	11,533,919	2,501,098
Stock options exercised (4)	6,693,750	2,931,853
Shares for debt	-	-
Conversion of preferred shares (7)	11,142,724	6,797,062
Share issue expenses		(27,619)

Balance, end of quarter	262,283,150	51,081,571

Issued and outstanding Class "A' Preferred shares:
	Number	Amount
2007
Issued on conversion of convertible notes (3)	2,785,681	$ 6,797,062

Balance, end of year	2,785,681	$ 6,797,062

2008
Conversion to common shares (7)	(2,785,681)	$ (6,797,062)

Balance, end of quarter	-	-

TOTAL SHARE CAPITAL		$ 51,081,571

(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30

(Unaudited)

5.	SHARE CAPITAL (continued)

	1.	In September 2006, the Company issued 4,863,218 units at US$0.73 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$1.10 for a period of two years. C$3,425,270 of the proceeds was allocated to share capital and C$522,497 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with volatility; 106%, risk free rate 3.95% and dividend yield nil over their expected life of 2 years.

The Company issued 236,311 warrants with an exercise price of $0.82 as a finders fee in connection with this private placement. The $113,085 value attributed to the warrants was calculated using the Black-Scholes model with volatility; 106%, risk free rate 3.95% and dividend yield nil over an expected life of 2 years.

	2.	In June 2007, the Company issued 5,130,382 units at US$0.52 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.78 for a period of three years. C$2,399,621 of the proceeds was allocated to share capital and C$440,110 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with volatility; 93%, risk free rate 3.93% and dividend yield nil over their expected life of 3 years.

The Company issued 234,692 warrants with an exercise price of $0.52 as a finders fee in connection with this private placement. The $76,157 value attributed to the warrants was calculated using the Black-Scholes model with volatility; 95%, risk free rate 4.71% and dividend yield nil over an expected life of 2 years.

	3.	During 2007, the Company issued Class "A" Preferred shares in connection with the conversion of long term notes (note 4). The preferred shares can be converted into common shares at a ratio of four common shares for each preferred share. This can be done at the option of the holder of the preferred shares or, after five years, at the option of the Company. The preferred shares carry no voting power and can be redeemed by the Company at $1.76 per share at any time. In the event of liquidation, dissolution or winding up of the Company, the preferred shares shall have preference to receive up to $1.76 per share, before any distribution to any other share holders of the Company.

	4.	During the period, stock options were exercised raising gross proceeds of $1,609,688. As a result $1,322,165, representing the fair value of these options, was reclassified from contributed surplus to share capital.

	5.	On March 3, 2008 the Company raised US$250,000 through the private placement of 378,787 shares at US$0.66. A total of 94,696 warrants, with an excercise price of US$0.99 and a term of 5 years, were attached. The fair market value of the warrants were calculated at C$40,917, using the Black-Scholes model and credited to contributed surplus.

	6.	During July 2008, the Company raised US$2,565,682 through a private placement of 11,152,132 shares at US$0.23. A total of 2,788,777 warrants, with an exercise price of US$0.29 and a term of two years, were attached. The fair market value of the warrants were calculated at C$295,666 and credited to Contributed Surplus. Of the shares issued, 4,506,130 was in repayment of debt due to the CEO and parties related to him.

(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30

(Unaudited)

5.	SHARE CAPITAL (continued)

	7.	During the period the holder of all the convertible preferred shares exercised the embedded conversion option and converted all preferred shares into common shares.

6.	CONTRIBUTED SURPLUS

	2008	2007

Balance, beginning of period	$ 11,928,443	$ 11,669,412
Options expensed	3,566,122	4,669,556
Options exercised	(1,322,165)	(622,600)
Options cancelled	(882,058)	-
Warrants granted	471,737	644,861
Notes converted to preferred shares	-	(4,432,786)

Balance, end of period	$ 13,762,079	$ 11,928,443

7. STOCK OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 49,899,400. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant.

Details of the stock options are as follows:

	September-30-08		December-31-07		December-31-06
		WA		WA		WA
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price

Balance, beginning of period	39,091,250	$0.49	27,213,502	$0.45	27,180,103	$0.19
Granted	12,550,000	0.34	16,478,750	0.51	11,564,166	0.78
Cancelled	(8,610,000)	0.58	(943,339)	0.35	(1,216,666)	0.33
Exerc ised	(6,693,750)	0.24	(3,657,663)	0.21	(10,314,101)	0.14

Balance, end of period	36,337,500	$0.47	39,091,250	$0.49	27,213,502	$0.45

Exerc isable, end of period	30,792,916	$0.47	27,553,749	$0.46	21,342,250	$0.35

						(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30

(Unaudited)

7. STOCK OPTIONS (continued) The following is a summary of options outstanding and exercisable as at September 30, 2008:

	Outstanding			Vested

			WA		Remaining	WA
		Remaining	Outstanding		Vested	Vested
	Outstanding	Contractual	Exercise	Vested	Contractual	Exercise
Range	Options	Life	Price	Options	Life	Price

$0.00 to $0. 39	15,900,000	3.12	$0 .22	13,900,000	2. 87	$0 .22

$0.40 to $0. 79	16,670,000	2.78	$0 .53	13,548,750	2. 77	$0 .54

$0.80 to $1. 19	137,500	1.66	$1 .12	137,500	1. 66	$1 .12

$1.20 to $1. 59	3,400,000	1.54	$1 .21	3,066,666	1. 54	$1 .21

$1.60 to $2. 00	230,000	2.59	$1 .65	140,000	2. 59	$1 .65

	36,337,500	2.81	$0 .47	30,792,916	2. 68	$0 .47

8. WARRANTS A summary of the changes in share purchase warrants outstanding and exercisable at the end of the period is as follows:

September -30-08	December-31-07	December-31-06
WA	WA	WA
Exercise	Exercise	Exercise
Number	Price	Number	Price	Number	Price

Balance, beginning of period	7,026,528	$0.85	4,978,588	$0. 95	6,359,912	$0.55
Granted	4,337,068	0. 38	2,117,286	0.70	1,775,054	1.14
Exerc ised	-	-	-	-	(2,631,602)	0.15
Expired	(2,305,708)	0. 96	(69,346)	0.98	(524,776)	0.72

Balance, end of period	9,057,888	$0.60	7,026,528	$0. 85	4,978,588	$0.95

Outstanding

WA
Outstanding	Remaining	Outstanding
Range	Warrants	Contractual Life	Strike Price

$0.00 to $ 0. 39	3,988,777	1.43	$0.31

$0.40 to $ 0. 79	1,517,286	1.61	$0.74

$0.80 to $ 1. 19	3,551,825	1.23	$0.86

9,057,888	1.38	$0.60

9. IMPAIRMENT OF ASSETS The Company decided to write off the remaining book value of equipment related to the Maxis oily water separator technology that it no longer considers viable.

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and nine months ended September 30

(Unaudited)

10. SUBSEQUENT EVENTS

Short term notes (and attached warrants) from entities affiliated with the Corporation's Chairman and
Chief Executive Officer, expired on October 6, 2008 and were replaced with new notes and warrants that mature in October 2009. The new notes have a face value of $1,227,356, a term of one year, carry interest at 12% and are convertible into common shares at $0.27. The notes have 1,136,442 warrants attached that have an exercise price of $0.41 and a term of one year.

11. COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current period's presentation.

12. FINANCIAL INSTRUMENTS

Credit Risk

The Company is exposed to credit risk with respect to its cash and receivables. Receivables are comprised substantially of goods and services tax credits receivable from a Canadian tax agency and cash is placed with major financial institutions. Management believes this mitigates the risks associated with these financial instruments.

Currency Risk

The Company translates the results of its foreign operations into Canadian dollars using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time and create foreign currency risk. As at year-end the Company had certain obligations denominated in
US dollars and there are no contracts in place to manage the exposure. As at September 30, 2008 the Company had US$618,855 (2007 - US$10,223) in cash and US$2,940 (2007 - US$3,677)
included in accounts payable which is subject to foreign exchange fluctuation.

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term nature of its monetary assets and liabilities and due to the long-term convertible notes not bearing interest.